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The Board of Directors
NaviSite, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-89987) on Form S-8 of NaviSite, Inc. of our report dated March 17, 2000, with respect to the balance sheet of ClickHear, Inc. as of December 31, 1999, and the related statements of income, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of NaviSite, Inc. dated May 8, 2000.

/s/ KPMG LLP

San Diego, California
May 8, 2000